EXHIBIT 3.1

CERTIFICATE OF INCORPORATION
OF
MOSAIC ACQUISITION CORP.
December 21, 2018
The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does make, file, and record this Certificate of Incorporation (this “Certificate”), and does hereby certify as follows:
ARTICLE I
NAME
The name of the corporation is Mosaic Acquisition Corp. (the “Corporation”).
ARTICLE II
NAME AND MAILING ADDRESS OF INCORPORATOR
The name and mailing address of the incorporator are: William H. Mitchell, c/o Mosaic Acquisition Corp., 375 Park Avenue, Suite 2607, New York, NY 10152.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).
ARTICLE IV
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, County of Kent, State of Delaware, 19904, and the name of the Corporation’s registered agent at such address is Cogency Global Inc.

ARTICLE V
CAPITALIZATION
Section 5.1          Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock (the “Common Stock”), including (i) 200,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 20,000,000 shares of Class F Common Stock (the “Class F Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).
Section 5.2          Preferred Stock. Subject to Article X of this Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 5.3          Common Stock.
(a)         Voting.
 (i)          Except as otherwise required by law or this Certificate (including any Preferred Stock Designation and Section 10.9), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.
 (ii)          Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.
 (iii)          Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of shares of Class A Common Stock and holders of shares of Class F Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock

Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or the DGCL.
(b)        Class F Common Stock.
 (i)          Shares of Class F Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time and from time to time at the option of the holder thereof and (B) automatically on the closing of a Business Combination.
 (ii)          Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities (as defined below), are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) (assuming for all purposes of this Section 5.3(b)(ii) that the number of shares of Class A Common Stock sold in the Offering was equal to the number of “Class A Shares” (as defined in the Amended and Restated Memorandum and Articles of Association of the Corporation as in effect immediately prior to the effectiveness of the filing of this Certificate) actually sold in the Offering), all issued and outstanding shares of Class F Common Stock shall automatically convert into shares of Class A Common Stock on the day of the closing of a Business Combination at such ratio that the number of shares of Class A Common Stock issuable upon the conversion of all the shares of Class F Common Stock will equal, in the aggregate, the number of shares of Class A Common Stock into which such shares of Class F Common Stock would convert at the Initial Conversion Ratio plus (x) one quarter of a share of Class A Common Stock for each share of Class A Common Stock and Equity-linked Security corresponding to one share of Class A Common Stock issued or deemed issued in connection with the consummation of a Business Combination (excluding (i) any securities or Equity-linked Securities issued or issuable to any seller in such Business Combination and (ii) any share of Class A Common Stock issued pursuant to a forward purchase agreement) and (y) one ninth of a share of Class A Common Stock for each share of Class A Common Stock issued pursuant to a forward purchase agreement.
As used herein, the term “Equity-linked Securities” means any securities of the Corporation which are convertible into or exchangeable or exercisable for Common Stock.
Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class F Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 5.3(b)(ii), and (ii) in no event shall the shares of Class F Common Stock convert into shares of Class A Common Stock at a ratio that is less than one-for-one.
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class F Common Stock.
Each share of Class F Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 5.3(b). The pro rata share for each holder of shares of Class F Common Stock will be determined as follows: each share of Class F Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class F Common Stock shall be converted pursuant to this Section 5.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class F Common Stock at the time of conversion.
 (iii)          Voting. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), for so long as any shares of Class F Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of two-thirds of the shares of Class F Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the shares of Class F Common Stock. Any action required or permitted to be taken at any meeting of the holders of shares of Class F Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares of Class F Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class F Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or to the Secretary of the Corporation or another officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of shares of Class F Common Stock shall, to the extent required by law, be given to those holders of shares of Class F Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of shares of Class F Common Stock to take the action were delivered to the Corporation.
(c)        Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article X hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(d)        Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article X hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the shares of Class F Common Stock) held by them.
Section 5.4          Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
ARTICLE VI
BOARD OF DIRECTORS
Section 6.1          Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 6.2          Number and Term.
(a)         The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall initially be five and may be fixed from time to time by or in the manner set forth in the Bylaws.
(b)        Subject to Section 6.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement or removal.
(c)        Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.
Section 6.3          Newly Created Directorships and Vacancies. Subject to Section 6.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement or removal.
Section 6.4          Election and Removal.
(a)         Notwithstanding any other provision in this Certificate, to the fullest extent permitted by the DGCL prior to the closing of a Business Combination, the holders of shares of Class F Common Stock shall have the exclusive right to elect and remove any director, and the holders of shares of Class A Common Stock shall have no right to vote on the election or removal of any director. This Section 6.4 (a) may be amended only with the approval of holders of at least 90% of the outstanding Common Stock entitled to vote thereon.
(b)        Subject to Section 6.5 hereof and except as otherwise required by this Certificate, directors may be elected or removed from office by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 6.5          Preferred Stock—Directors. Notwithstanding any other provision of this Article VI, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office without cause and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation).

Section 6.6          Actions Prior to Initial Business Combination. Notwithstanding any other provision of this Article VI or any provision of the Bylaws, prior to the closing of the Corporation’s initial Business Combination:
 (i)          Mosaic Sponsor, LLC (“Mosaic Sponsor”) shall have the right to identify from time to time a selected Director, and to identify from time to time a replacement selected Director (the “MSL Director”), in each case by providing notice in writing to the Company of such designation, re-designation or removal, provided that it continues to hold any shares of Class F Common Stock;

 (ii)          Fortress Mosaic Sponsor LLC (“Fortress Sponsor” and, together with Mosaic Sponsor, the “Sponsors”) shall have the right to identify from time to time a selected Director, and to identify from time to time a replacement selected Director (the “Fortress Director”), in each case by providing notice in writing to the Company of such designation, re-designation or removal, provided that it continues to hold any shares of Class F Common Stock;

 (iii)          if the office of the MSL Director of the Fortress Director becomes vacant by reason of the previous incumbent ceasing to be a Director, then a replacement MSL Director or Fortress Director shall be identified from among the existing Directors or appointed, by either Mosaic Sponsor or Fortress Sponsor, as applicable, by providing notice in writing to the Company of such identification or appointment. If the office of the MSL Director of the Fortress Director becomes vacant other than by reason of the previous incumbent ceasing to be a Director, then a replacement MSL Director or Fortress Director shall be identified from among the existing Directors, by either Mosaic Sponsor or Fortress Sponsor, as applicable, by providing notice in writing to the Company. Until the vacancy is filled, the Board shall not transact any business or exercise any of its powers or functions save and except as may be necessary to preserve the business and assets held by the Company. If a replacement MSL Director or Fortress Director, as applicable, is not identified within ten days after the occurrence of the vacancy, then the remaining Directors shall be entitled to transact business and exercise all of the powers and functions of the Company; and

 (iv)          for the avoidance of doubt, after the closing of a Business Combination, there shall no longer be a MSL Director or Fortress Director.

 (v)          The quorum for the transaction of business by the directors shall be: (a) if there are two or more directors, a majority of the directors then in office provided that (1) the quorum shall include the MSL Director and the Fortress Director and (2) in no case shall a quorum consist of less than one-third of the total number of directors that the Corporation would have if there were no vacancies on the Board; or (b) if there is only one director, such director.

 (vi)          Actions taken at any meeting of directors shall, to the fullest extent permitted by Section 141(a) of the DGCL, be decided by a majority of votes of the directors present at a meeting at which a quorum is present, which majority shall (a) prior to the closing of a Business Combination, be a majority of the directors then in office; provided that, if there are two or more directors, at least one director approving the matter shall be the MSL Director and at least one Director approving the matter shall be the Fortress Director, provided that the approval of a Business Combination shall comply with the requirements of the applicable stock exchange; and (b) after the closing of a Business Combination, be decided by a majority of votes of the directors present at a meeting at which a quorum is present. To the fullest extent permitted by Section 141(d) of the DGCL, in the case of an equality of votes, the chairman of the Board (solely in the case of matters before the Board) and the chairman of any committee or subcommittee of the Board (solely in the case of matters before such committee or subcommittee) shall have a second or casting vote.

ARTICLE VII
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. Subject to Section 6.6(vi), the affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
ARTICLE VIII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 8.1          Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and shall be called by the Secretary of the Corporation upon the request of stockholders holding, as of the date of such request, not less than ten percent in par value of the issued and outstanding shares of the Corporation which as of such date have the right to vote at meetings of stockholders.
Section 8.2          Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 8.3          Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by a duly called annual or special meeting of such stockholders or may be effected by written consent of all of the stockholders entitled to vote thereon, other than with respect to shares of Class F Common Stock with respect to which action may be taken by written consent of the Class F stockholders necessary to adopt such action.
Section 8.4          Quorum. The holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote at the meeting present in person or by proxy shall constitute a quorum at any general or special meeting of stockholders.
ARTICLE IX
LIMITED LIABILITY; INDEMNIFICATION
Section 9.1          Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 9.2          Indemnification and Advancement of Expenses.
(a)         To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, and amounts paid in settlement (other than judgments, fines or amounts paid in settlement in any proceeding by or in the right of the Corporation to procure a judgment in its favor)) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)        The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c)         Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)        This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
(e)         To the extent an indemnitee has rights to indemnification, advancement of expenses and/or insurance provided by Sponsors or its affiliates as applicable, (i) the Corporation shall be the indemnitor of first resort (i.e., that its obligations to an indemnitee are primary and any obligation of Sponsors or its affiliates, as applicable, to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an indemnitee are secondary), (ii) the Corporation shall be required to advance the full amount of expenses incurred by an indemnitee and shall be liable for the full amount of all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) to the extent legally permitted and as required by the terms of this Certificate of Incorporation, the Bylaws and the agreements to which the Corporation is a party, without regard to any rights an indemnitee may have against Sponsors or its affiliates, as applicable, and (iii) the Corporation irrevocably waives, relinquishes and releases Sponsors and its affiliates, as applicable, from any and all claims against them for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by Sponsors or its affiliates, as applicable, on behalf of an indemnitee with respect to any claim for which an indemnitee has sought indemnification from the Corporation shall affect the foregoing, and the Sponsors and its affiliates, as applicable, shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of an indemnitee against the Corporation.
ARTICLE X
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE
Section 10.1        General. Notwithstanding any other provision of this Certificate, this Article X shall apply during the period commencing upon the effectiveness of the filing of this Certificate and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the funds held in the trust fund, established for the benefit of the holders of IPO Shares (defined below) pursuant to a trust agreement and funded with the net proceeds of the Offering (the “Trust Fund”), pursuant to Section 10.4. In the event of a conflict between this Article X and any other provisions of this Certificate, the provisions of this Article X shall prevail, and this Section 10.1 may be amended prior to the consummation of a Business Combination only with the approval of the holders of all of the outstanding Common Stock.
Section 10.2        Approval of a Business Combination. Prior to the consummation of any Business Combination, the Corporation shall either:
(a)        submit such Business Combination to its stockholders for approval; or
(b)        provide holders of IPO Shares with the opportunity to have their shares of Common Stock repurchased by means of a tender offer for an amount per share equal to such share’s pro rata share of the Trust Fund, provided that the Corporation shall not redeem shares in an amount that would cause the Corporation's net tangible assets to be less than $5,000,001.
The Corporation shall initiate any tender offer pursuant to Section 10.2(b) in accordance with Rule 13e-4 and Regulation 14E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall file tender offer documents with the Securities and Exchange Commission prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act, to repurchase shares of Common Stock issued in connection with the Corporation’s domestication to the State of Delaware upon conversion of the shares of the Corporation issued in the Offering (the “IPO Shares”).
At a meeting called for the purposes of approving a Business Combination pursuant to this Article X, unless a higher standard is required by the DGCL, if a majority of the shares of Common Stock voted are voted for the approval of the Business Combination (or, if required by the applicable stock exchange rules of any national securities exchange then in effect, including the NYSE, the affirmative vote of the holders of a majority of the IPO Shares voted are voted for the approval of the Business Combination), the Corporation shall be authorized to consummate the Business Combination, provided that the Corporation shall not consummate any Business Combination unless the Corporation has net tangible assets of at least $5,000,001 upon such consummation or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination.
Section 10.3        Redemption Rights.
(a)         Any stockholder holding shares of Common Stock issued to persons who are not a Founder, officer or Director may, contemporaneously with any vote on a Business Combination, elect to have their IPO Shares redeemed for cash (the “IPO Redemption”), provided that no such stockholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares of Common Stock may exercise this redemption right with respect to more than 15 per cent of the IPO Shares. If so demanded, the Corporation shall pay any such redeeming Stockholder, regardless of whether he, she or it is voting for or against such proposed Business Combination, a per IPO Share redemption price equal to such IPO Share’s pro rata share of the Trust Fund (such redemption price being referred to herein as the “Redemption Price”).
(b)        The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant stockholders as appropriate.
Section 10.4        Additional Redemption Rights. In the event that:
(a)         the Corporation does not consummate a Business Combination by twenty-four months after the closing of the Offering (or twenty-seven months after the closing of the Offering if the Corporation has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within twenty-four months of  the closing of the Offering but has not completed the Business Combination within such twenty-four month period), the Corporation shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the IPO Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund including interest earned on the funds held in the Trust Fund and not previously released to the Corporation to fund its working capital requirements, subject to an annual limit of $750,000 and/or to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding IPO Shares, which redemption will completely extinguish the rights as stockholders (including the right to receive further liquidation distributions, if any) of the holders thereof with respect to such IPO Shares, subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation's remaining stockholders and the Directors, dissolve and liquidate, subject in each case to its obligations under applicable law to provide for claims of creditors and the requirements of other applicable law.
(b)        the Corporation's stockholders approve an amendment to Section 10.4(a) that would affect the substance or timing of the Corporation's obligation to redeem the IPO Shares if the Corporation did not complete its Business Combination within 24 months from closing of the Offering (or 27 months from the closing of the Offering if the Corporation has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 24 months from the closing of the Offering but has not completed the Business Combination within such 24-month period), the Corporation shall provide the holders of IPO Shares with the opportunity to redeem all or a portion of such IPO Shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount of the Trust Fund, including interest earned on the funds held in the Trust Fund and not previously released to the Corporation to fund its working capital requirements, subject to an annual limit of $750,000 and/or to pay taxes, divided by the number of then issued and outstanding IPO Shares.
Section 10.5        Distributions from the Trust Fund. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of an IPO Redemption, a repurchase of shares of Common Stock by means of a tender offer pursuant to Section 10.2(b), or a distribution of the Trust Fund pursuant to Section 10.4(a) or Section 10.4(b). In no other circumstance shall a holder of IPO Shares have any right or interest of any kind in the Trust Fund.
Section 10.6        Share Issuances. After the issue of IPO Shares pursuant to the Corporation’s domestication to the State of Delaware, and prior to the consummation of a Business Combination, the Directors shall not issue additional shares of Common Stock or any other securities that participate in any manner in the Trust Fund or that vote as a class with IPO Shares on any Business Combination.
Section 10.7        Transactions with Affiliates. Any transaction or transactions between the Corporation and any of the below parties shall require, in addition to any approvals or votes otherwise required by applicable law or this Certificate, the approval of a majority of the independent (pursuant to the listing standards of the national securities exchange on which the Common Stock is listed) Directors then in office:
(a)         any stockholder owning an interest in the voting power of the Corporation that gives such stockholder a significant influence over the Corporation; and
(b)        any Director or executive officer of the Corporation or any affiliate or relative of such Director or executive officer.

Section 10.8        Payments to Members of the Audit Committee. Any payment made to the members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

Section 10.9        Director Conflict of Interest. A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.
Section 10.10      Audit Committee Responsibilities. To the fullest extent permitted by Section 141(a) of the DGCL, the Audit Committee of the Board shall monitor compliance with the terms of this Article X and, if any non-compliance is identified, shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of this Article X.
Section 10.11      Affiliation with Target Business. The Corporation may enter into a Business Combination with a target business that is affiliated with the Sponsors, the Directors or executive officers of the Corporation.
ARTICLE XI
BUSINESS COMBINATIONS
Section 11.1        Section 203 of the DGCL. The Corporation will not be subject to Section 203 of the DGCL.
Section 11.2        Mergers and Consolidations. Subject to Article X, in addition to any lesser or greater vote required by applicable law, the affirmative vote of the holders of two-thirds of the voting power of the outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as  single class, shall be necessary to approve any merger or consolidation of the Corporation that the DGCL requires the stockholders of the Corporation to approve.
ARTICLE XII
CORPORATE OPPORTUNITY
Section 12.1        Recognition of Corporate Opportunities. In recognition and anticipation of the facts that: (a) directors, managers, officers, stockholders, partners, managing stockholders, employees and/or agents of one or more stockholders of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as Directors and/or officers of the Corporation; and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the stockholders and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, Directors and stockholders in connection therewith.
Section 12.2        Freedom to Pursue Opportunities. To the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation.  To the fullest extent permitted by Applicable Law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Corporation, on the other.  Except to the extent expressly assumed by contract or where a corporate opportunity was presented to an Investor Group Related Person in his or her capacity as an officer or director of the Corporation, to the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, Director and/or officer of the Corporation solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.
Section 12.3        Competitive Opportunities. Except as provided elsewhere in this Article XII, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation and the Investor Group, about which a Director and/or officer of the Corporation who is also an Investor Group Related Person acquires knowledge.
Section 12.4        Waiver. To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article XII to be a breach of duty to the Corporation or its stockholders, the Corporation hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Corporation may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article XII apply equally to activities conducted in the future and that have been conducted in the past.
Section 12.5        Definitions. As used in this Article XII, the following definitions shall apply:
(a)         “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act;
(b)         “Applicable Law” means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates,

judgments, decisions, decrees or orders of any governmental authority applicable to such person, including expressly Section 122(17) of the DGCL;
(c)         “Exchange Act” means the United States Securities Exchange Act of 1934, as amended; and
(d)         “Investor Group” shall mean any Founder, and their respective Affiliates, and the respective successors and assigns of the foregoing.
ARTICLE XIII
AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article IX, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XIII; provided, however, that Article X of this Certificate may be amended only as provided therein.
ARTICLE XIV
INTERPRETATION AND SEVERABILITY
If any provision or provisions (or any part thereof) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their faith service or for the benefit of the Corporation to the fullest extent permitted by law.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of the date first set forth above.

By:	/s/ William H. Mitchell
Name:	William H. Mitchell
Title:	Incorporator

[Signature Page to Certificate of Incorporation]